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                               EXHIBIT 12.1

                       AMERICAN EXPRESS CREDIT CORPORATION
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

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Years Ended December 31, (Millions)         2003     2002     2001     2000     1999
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
Earnings:
   Net income                              $  260   $  228   $  277   $  286   $  223
   Income tax provision                       135      118      140      150      120
   Interest expense                           852      916    1,458    1,459    1,130
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Total earnings (a)                         $1,247   $1,262   $1,875   $1,895   $1,473
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Fixed charges - interest expense (b)       $  852   $  916   $1,458   $1,459   $1,130
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Ratio of earnings to fixed charges (a/b)     1.46     1.38     1.29     1.30     1.30
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